Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	February 23, 2023

FHLB CINCINNATI ANNOUNCES 2022 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the year ended December 31, 2022.
Operating Results
▪Net income for 2022 was $252 million and ROE was 4.78 percent, compared to net income of $42 million and ROE of 1.08 percent for 2021. For the fourth quarter, net income was $104 million and return on average equity (ROE) was 6.64 percent. This compares to net income of $17 million and ROE of 1.81 percent for the same period of 2021.
▪Net income increased in both comparison periods primarily because of the rising interest rate environment and significantly higher average Advance balances. Higher average short-term interest rates increased the earnings generated from investing the FHLB's capital. Additionally, higher mortgage rates resulted in a lower volume of mortgage refinance activity, which reduced premium amortization. However, the increase in profitability in both comparison periods was partially offset by unrealized losses on certain derivatives and other financial instruments carried at fair value.

Financial Condition Highlights
▪Total assets at December 31, 2022 were $108.6 billion, an increase of $48.0 billion (79 percent) from year-end 2021.
▪Mission Assets and Activities – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $115.8 billion at December 31, 2022, an increase of $50.6 billion (77 percent) from year-end 2021. The growth in Mission Assets and Activities was driven by a $44.5 billion increase in Advance balances, which ended the year at $67.4 billion. The increase in Advances resulted primarily from depository members' greater demand for liquidity, especially short-term Advances. A decline in some members' deposit balances and continued loan growth contributed in part to the higher liquidity demand.
▪Total investments at December 31, 2022 were $33.6 billion, an increase of $4.2 billion (14 percent) from year-end 2021. Total investments included $16.6 billion of mortgage-backed securities (MBS) issued by Fannie Mae, Freddie Mac or Ginnie Mae and $17.0 billion of highly-rated liquidity investments. MBS balances increased given the FHLB's increased authority to purchase MBS, which was the result of the higher regulatory capital balance in support of Advance borrowings. The FHLB uses its liquidity portfolio to ensure it can meet the borrowing needs of members and to meet all current and anticipated financial commitments.

▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On December 31, 2022, GAAP capital was $6.5 billion, an increase of $2.7 billion (71 percent) from year-end 2021, which was driven by purchases of capital stock by members to support Advance growth. The GAAP and regulatory capital-to-assets ratios were 5.99 percent and 6.05 percent, respectively, at December 31, 2022. Retained earnings were $1.4 billion at December 31, 2022, an increase of eight percent from year-end 2021.
Dividend
▪The FHLB paid its stockholders a cash dividend on December 15, 2022 at a 6.00 percent annualized rate, which is 2.36 percentage points above fourth quarter average overnight interest rates. The FHLB computes average overnight interest rates as a blend of the Secured Overnight Financing Rate and Federal funds effective rate.
Housing and Community Investment
▪The FHLB is required to annually set aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for 2022 resulted in an accrual of $29 million to the Affordable Housing Program (AHP) pool of funds available to members in 2023. Since the inception of the AHP in 1990, the FHLB has awarded over $841 million in subsidies towards the creation of more than 104,000 units of affordable housing.
▪In addition to the annual $29 million AHP accrual, the FHLB's Board of Directors affirmed its commitment to affordable housing by also making a voluntary AHP contribution of $3 million, which was included in the 2022 AHP awards in order to increase access to affordable housing throughout the Fifth District.
▪In addition to the required AHP assessment and the voluntary AHP contribution, the FHLB disbursed over $2.0 million in 2022 through two other voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

The FHLB expects to file its 2022 Form 10-K with the Securities and Exchange Commission on or about March 16, 2023.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 616 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; the COVID-19 global pandemic; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2022	December 31, 2021	Percent Change (2)
Total assets	$108,610	$60,618	79%
Advances (principal)	67,428	22,954	194
Mortgage loans held for portfolio (principal)	7,006	7,402	(5)
Total investments	33,605	29,392	14
Consolidated Obligations	100,359	54,440	84
Mandatorily redeemable capital stock	17	21	(18)
Capital stock	5,151	2,490	107
Total retained earnings	1,401	1,293	8
Total capital	6,502	3,796	71
Regulatory capital (1)	6,569	3,804	73

Capital-to-assets ratio (GAAP)	5.99%	6.26%
Capital-to-assets ratio (Regulatory) (1)	6.05	6.28

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2022	2021	Percent Change (2)	2022	2021	Percent Change (2)
Total interest income	$1,108	$151	632%	$2,220	$635	250%
Total interest expense	914	81	1,030	1,733	358	384
Net interest income	194	70	175	487	277	76
Non-interest income (loss)	(52)	(28)	(83)	(103)	(138)	25
Non-interest expense	26	23	11	103	92	13
Affordable Housing Program assessments	12	2	515	29	5	508
Net income	$104	$17	510	$252	$42	500

Return on average equity	6.64%	1.81%		4.78%	1.08%
Return on average assets	0.35	0.11		0.25	0.07
Annualized dividend rate	6.00	2.00		4.31	2.00
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.
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